Greektown Superholdings, Inc. 8k

Exhibit 4.2

SUPPLEMENTAL INDENTURE NO. 2

SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture”), dated as of December 20, 2013, among Greektown Holdings, L.L.C., a Michigan limited liability company (the “Successor”), and the successor in interest by merger to Greektown Superholdings, Inc., a Delaware corporation (the “Company”), Greektown Mothership Corporation, a Delaware corporation (the “Co-Issuer”), the Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of June 30, 2010 providing for the issuance of Series [A/B] 13% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, the Co-Issuer, pursuant to the Supplemental Indenture No. 1, dated as of December 20, 2013, has agreed to become a co-obligor of the Notes in accordance with the terms of the Indenture, and unconditionally jointly and severally liable for the due and punctual payment of the principal of, and interest on, all of the Notes;

WHEREAS, the Company has been merged with and into the Successor, and as a result of the Merger, the Successor is the surviving corporation;

WHEREAS, Article 5 of the Indenture provides that in the event of a merger of the Company, the Successor shall assume all the obligations of the Company under the Notes, the Indenture and the Security Documents;

WHEREAS, in accordance with Article 5 of the Indenture, the Successor shall execute and deliver to the Trustee this Supplemental Indenture pursuant to which the successor shall unconditionally assume all of the Company’s obligations under the Notes, the Indenture and the Security Documents on the terms and conditions set forth herein and therein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Successor and the Co-Issuer have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that this Supplemental Indenture complies with the terms of the Indenture, and have delivered to the Trustee such other documents as the Trustee has requested in connection with the entry into this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Successor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption. The Successor hereby assumes all of the obligations of the Company under the Notes, the Indenture and the Security Documents, and hereby agrees to succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor had been named as the Company in the Indenture.

3. No Release of the Co-Issuer. Notwithstanding the agreement of the Successor to become liable for the due and punctual payment of the principal of, and interest on, all of the Notes issued under and subject to the Indenture, the Co-Issuer remains fully liable for all of its liabilities and obligations under the Indenture and has not been released from any liabilities or obligations thereunder.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, stockholder or member of the Company, the Successor or any Guarantor, as such, will have any liability for any obligations of the Company, the Successor or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor and the Co-Issuer.

9. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GREEKTOWN HOLDINGS, L.L.C.,

a Michigan limited liability company

By: /s/ MATTHEW CULLEN

Name: Matthew Cullen

Title: President

GREEKTOWN MOTHERSHIP CORPORATION,

a Delaware corporation

By: /s/ MATTHEW CULLEN

Name: Matthew Cullen

Title: President

GREEKTOWN CASINO, L.L.C.,

a Michigan limited liability company

By: /s/ MARK DUNKESON

Name: Mark Dukenson

Title: President

CONTRACT BUILDERS CORPORATION,

a Michigan corporation

By: /s/ MARK DUNKESON

Name: Mark Dunkenson

Title: President

REALTY EQUITY COMPANY, INC.,

a Michigan corporation

By: /s/ MARK DUNKESON

Name: Mark Dunkenson

Title: President

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

By: /s/ JANE SCHWEIGER

Authorized Signatory